Exhibit 4.13

TRIPARTITE AGREEMENT

This Agreement (this “Agreement”) is made and entered into effective as of May 5, 2020 (the “Effective Date”) by and among:

A.China Rapid Finance Limited (“XRF”), a Cayman Islands exempted company with limited liability, with its principal place of business at 2nd Floor, Building D, BenQ Plaza, 207 Songhong Road, Changning District, Shanghai 200335, PRC.

B.True North Financial, LLC (“TNF”), a Delaware limited liability company with its principal place of business at 19 Barton Hollow Rd, Flemington, NJ 08822.

C.Yong Bao Two Ltd. (“YBT”) a limited liability company organized under the laws of the British Virgin Islands, with its principal place of business at Gui’an Digital Economy Industrial Park, No. 3 Building, 10th Floor, Room 4, University Town, Gui’an New District, Guizhou, PRC, the shareholders (the “YBT Shareholders”) listed on the signature pages hereto who collectively own 100% equity interest of YBT, and the individuals listed on the signature pages hereto (each, a “Purchaser,” collectively with the YBT Shareholders, the “Investors”).

Each may be referred to herein as a “Party” or, collectively, the “Parties.”

RECITALS

WHEREAS, XRF and TNF entered into a share purchase agreement dated as of December 24, 2019 (the “Original SPA”) pursuant to which XRF issued and sold 37,985,203 Class A ordinary shares at a purchase price of USD 0.193 per share (the "Purchased XRF Shares") and 3,465,574 Class B ordinary shares at a purchase price of $0.193 per share (the “Original Class B Shares”), for a total purchase price of USD 8,000,000. As consideration for the Purchased XRF Shares and Original Class B Shares, TNF issued a senior secured promissory note (the "Note") dated as of December 24, 2019, as amended, to XRF promising to pay the principal sum of USD 8,000,000.

WHEREAS, the Investors agreed to assume the Promissory Note issued by TNF pursuant to that certain Assumption Agreement (the “Assumption Agreement”) dated on or about the date of this Agreement, whereby the Investors shall assume the payment obligations under the Note and TNF shall transfer and convey the Purchased XRF Shares to the YBT Shareholders;

WHEREAS, the YBT Shareholders collectively own 100% equity interest of YBT;

WHEREAS, YBT owns 100% equity interest of Zhongyuan Co Ltd. (China SOS Ltd.), a company formed under the laws of Hong Kong which owns 100% equity interest of Wei Bao Enterprise Consulting Management (Shijiazhuang) Co. Ltd. (微保企业管理咨询（石家庄）有限公司  and referenced hereto as “WFOE”) and WFOE controls SOS Information Technology Co., Ltd, a company formed under the laws of PRC (爱斯欧艾斯信息科技有限公司 and referenced hereto as “SOS”) via certain contractual arrangements.

WHEREAS, the Investors intend to pay off the payment obligations under the Note by delivering to XRF a combination of all of the issued and outstanding ordinary shares of YBT (“Share Consideration”) and payment of USD 1,000,000 in cash (“Cash Consideration”) in exchange for XRF’s consent to the transfer of the Purchased XRF Shares from TNF to the YBT Shareholders and issuance of certain True-up Shares and New Class B Shares (as defined below) to the Purchasers and the YBT Shareholders, respectively, pursuant to certain securities purchase agreement (the “SPA”) dated on or about the date of this Agreement.

NOW THEREFORE, in consideration of the premises and the mutual agreements and covenants herein contained, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereto covenant and agree as follows:

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ARTICLE 1

DEFINITIONS

“Action” shall mean any notice of noncompliance or violation, or any claim, demand, charge, action, suit, litigation, audit, settlement, complaint, stipulation, assessment or arbitration, or any request (including any request for information), inquiry, hearing, proceeding or investigation, by or before any Governmental Authority.

"Affiliate" shall mean, in respect of a Person, any other Person that, directly or indirectly, through one or more intermediaries, Controls, is Controlled by, or is under common Control with, such Person, and without limiting the generality of the foregoing, shall include (i) any Person who holds shares as a nominee for such Person, (ii) any shareholder of such Person, (iii) any entity or individual which has a direct and indirect interest in such Person (including, if applicable, any general partner or limited partner) or any fund manager thereof; (iv) any Person that directly or indirectly Controls, is Controlled by, under common Control with, or is managed by such Person, its shareholder, its general partner or its fund manager.

"Applicable Law" means, with respect to a Person, any laws, regulations, rules, measures, guidelines, treaties, judgments, determination, orders or notices of any Governmental Authority that is applicable to such Person.

"Business Day" shall mean any day other than a Saturday, Sunday or any other day on which banks located in New York, NY USA, Singapore, the Cayman Islands or Beijing, the PRC are generally closed for business.

"Closing" has the meaning set forth in Section 2.2 hereto.

"Closing Date" has the meaning set forth in Section 2.2 hereto.

"Control" shall mean (a) the possession, directly or indirectly, of the power to direct or cause the direction of management and policies of a Person whether through the ownership of voting securities, by agreement or otherwise or the power to elect more than half of the directors, partners or other individuals exercising similar authority with respect to a Person; or (b) the possession, directly or indirectly, of a voting interest in excess of fifty percent (50%) in a Person.

"Governmental Authority" means any national, provincial, municipal or local government, administrative or regulatory body or department, court, tribunal, arbitrator or anybody that exercises the function of a regulator (including the NYSE) with competent jurisdiction.

"Material Adverse Effect" means any event, development, change or effect that, individually or in the aggregate, has had or would reasonably be expected to have a material adverse effect on the condition, financial or otherwise, or on the results of operation, earnings, business, management, operations or business prospects of XRF and its subsidiaries, taken as a whole.

“New Class B Shares” mean 3,465,574 Class B Ordinary Shares to be issued by XRF at the Closing.

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"Note" has the meaning given in the Recitals.

"NYSE" means The New York Stock Exchange.

"Person" shall mean any individual, entity or group, including, without limitation, any corporation, limited liability company, limited or general partnership, joint venture, association, joint stock company, trust, unincorporated organization or governmental or regulatory authority.

"PRC" shall mean the People's Republic of China excluding, for the purposes of this Agreement, the Special Administrative Regions of Hong Kong and Macao and the territory of Taiwan.

"Purchased XRF Shares" has the meaning given in the Recitals.

"SPA" has the meaning given in the Recitals.

"Transaction Documents" means this Agreement, the SPA, the Note, the Assumption Agreement and all other agreements and documents to be executed and delivered by it in connection with the consummation of the transactions contemplated by this Agreement.

“True-up Shares” means 7,566,421 Class A Shares and 9,806,331 Class B shares.

ARTICLE 2

AGREEMENT

2.1The Parties’ Agreement.

2.1.1Subject to the satisfaction of all conditions set forth in the Assumption Agreement, XRF consents to the assumption of TNF’s payment obligations under the Note.

2.1.2In exchange for the YBT Shareholders’ payment of the Share Consideration, and the Purchasers’ payment of the Cash Consideration, XRF shall issue True-up Shares and New Class B Shares to the Purchasers and the YBT Shareholders, respectively, consent to the transfer of Purchased XRF Shares from TNF to the YBT Shareholders, and will cancel the Original Class B Shares effective as of the Closing.

2.1.3In exchange for the Investors’ assumption of TNF’s payment obligations under the Note, TNF shall transfer the Purchased XRF Shares to the YBT Shareholders.

2.1.4XRF and the Investors shall enter into the SPA pursuant to which the Investors will, subject to the terms of the SPA, receive the True-up Shares and New Class B Shares from XRF.

2.2Closing.

2.2.1The closing of the transactions (“Closing”) contemplated in this Agreement shall take place at the offices of Hunter Taubman Fischer & Li LLC, 1450 Broadway, 26th Floor, New York, NY 10018, on the second (2nd) Business Day after all the closing conditions to this Agreement have been satisfied

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or waived at 10:00 a.m. local time, or at such other date, time or place as the Parties may agree, but no later than May 29, 2020 (the “Closing Date”).

2.2.2Closing Conditions for all Parties:

(i)	The “Closing” as defined under the Assumption Agreement shall occur simultaneously with consummation of the transaction contemplated in this Agreement;
(ii)	The “Closing” as defined under the SPA shall occur simultaneously with consummation of the transaction contemplated in this Agreement.
(iii)

All of the representations and warranties of each party set forth in this Agreement hereto shall be true and correct on and as of the date of this Agreement and on and as of the Closing Date as if made on the Closing Date, except for (i) those representations and warranties that address matters only as of a particular date (which representations and warranties shall have been accurate as of such date), and (ii) any failures to be true and correct that (without giving effect to any qualifications or limitations as to materiality or Material Adverse Effect), individually or in the aggregate, have not had and would not reasonably be expected to have a Material Adverse Effect.

ARTICLE 3

REPRESENTATIONS AND WARRANTIES

3.1Representation and Warranties of XRF.

3.1.1Organization, Standing and Power. XRF has all necessary corporate power to carry on its business as now owned and operated by it and enter into this Agreement and other transaction documents.

3.1.2Authority.  XRF has all requisite corporate power and authority to execute and deliver this Agreement and all other agreements and documents to be executed and delivered by them in connection with the consummation of the transactions contemplated by this Agreement and the Transaction Documents, and to perform the transactions contemplated hereby and thereby. This Agreement and the Transaction Documents, have been duly executed and delivered by XRF, and each constitutes the valid and binding obligation of XRF, enforceable against XRF in accordance with the terms of this Agreement and the Transaction Documents.

3.1.3Accuracy and Completeness of Representations and Warranties. No representation or warranty made by XRF in the Transaction Documents and no statement contained in any document or instrument delivered or to be delivered to Investors pursuant hereto or in connection with the transactions contemplated hereby contains any untrue statement of a known material fact, or omits or will omit to state a known material fact necessary to make the statements contained herein or therein, in light of the circumstances under which they were made, not misleading.

3.1.4Legal Representation. XRF has been represented by independent counsel (or has had the opportunity to consult with independent counsel and has declined to do so and is competent to execute this Agreement and has executed this Agreement free from coercion, duress or undue influence.

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3.2Representation and Warranties of TNF.

3.2.1Organization, Standing and Power. TNF has all necessary corporate power to carry on its business as now owned and operated by it and enter into this Agreement and other transaction documents.

3.2.2Authority.  TNF has all requisite corporate power and authority to execute and deliver this Agreement and all other agreements and documents to be executed and delivered by them in connection with the consummation of the transactions contemplated by this Agreement and the Transaction Documents, and to perform the transactions contemplated hereby and thereby. This Agreement and the Transaction Documents, have been duly executed and delivered by TNF, and each constitutes the valid and binding obligation of TNF, enforceable against TNF in accordance with the terms of this Agreement and the Transaction Documents.

3.2.3Accuracy and Completeness of Representations and Warranties. No representation or warranty made by TNF in the Transaction Documents and no statement contained in any document or instrument delivered or to be delivered to Investors pursuant hereto or in connection with the transactions contemplated hereby contains any untrue statement of a known material fact, or omits or will omit to state a known material fact necessary to make the statements contained herein or therein, in light of the circumstances under which they were made, not misleading.

3.2.4Legal Representation. TNF has been represented by independent counsel (or has had the opportunity to consult with independent counsel and has declined to do so and is competent to execute this Agreement and has executed this Agreement free from coercion, duress or undue influence.

3.3Representation and Warranties of Investors.

3.3.1Authorization. Investors are individuals each with all requisite power and authority to execute and deliver this Agreement and the Transaction Documents and to perform the transactions contemplated hereby and thereby. This Agreement and the Transaction Documents have been,  will  be  duly  executed  and  delivered  by  Investors,  and  each  constitutes,  or  will constitute when executed and delivered, the valid and binding obligation of each of Investors, enforceable against Investors in accordance with the terms of such Transaction Documents, except that enforceability thereof may be limited by bankruptcy, insolvency, reorganization  or  other  similar  laws  affecting  creditors’  rights  generally  and  by principles of equity regarding the availability of remedies.

3.3.2Legal Representation. The Investors have been represented by independent counsel (or has had the opportunity to consult with independent counsel and has declined to do so and is competent to execute this Agreement and has executed this Agreement free from coercion, duress or undue influence.

ARTICLE 4

TERMINATION

4.1Termination.  This Agreement may be terminated and the transactions contemplated hereby may be abandoned at any time prior to the Closing as follows:

4.1.1by joint written consent of the Parties;

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4.1.2by written notice by the Parties if any of the conditions to the Closing set forth in the SPA have not been satisfied or waived; provided, however, the right to terminate this Agreement under this Section 4.1.2 shall not be available to a Party if the breach or violation by such Party or its Affiliates of any representation, warranty, covenant or obligation under this Agreement was the cause of, or resulted in, the failure of the Closing to occur;

4.1.3by written notice by the Parties if a Governmental Authority of competent jurisdiction shall have issued an Order or taken any other action permanently restraining, enjoining or otherwise prohibiting the transactions contemplated by this Agreement, and such Order or other action has become final and non-appealable; provided, however, that the right to terminate this Agreement pursuant to this Section 4.1.3 shall not be available to a Party if the failure by such Party or its Affiliates to comply with any provision of this Agreement has been a substantial cause of, or substantially resulted in, such action by such Governmental Authority;

4.1.4by written notice by a Party, if (i) there has been a breach by the other Party of any of its representations, warranties, covenants or agreements contained in the SPA, or if any representation or warranty of the other Party shall have become untrue or inaccurate, in any case, which would result in a failure of a condition set forth in the SPA (treating the Closing Date for such purposes as the date of this Agreement or, if later, the date of such breach), and (ii) the breach or inaccuracy is incapable of being cured or is not cured within the earlier of fifteen (15)days after written notice of such breach or inaccuracy is provided by a Party;

4.1.5by written notice by YBT if there shall have been a Material Adverse Effect on XRF following the date of this Agreement which is uncured and continuing for fifteen (15) days after written notice of such Material Adverse Effect is provided by YBT;

4.1.6by written notice by XRF if there shall have been a Material Adverse Effect on YBT following the date of this Agreement which is uncured and continuing for fifteen (15) days after written notice of such Material Adverse Effect is provided by the XRF.

4.2Effect of Termination. This Agreement may only be terminated in the circumstances described in Section 4.1 and pursuant to a written notice delivered by the applicable Party to the other applicable Parties, which sets forth the basis for such termination, including the provision of Section 4.1 under which such termination is made. In the event of the valid termination of this Agreement pursuant to Section 4.1, this Agreement shall forthwith become void, and there shall be no liability on the part of any Party or any of their respective Representatives, and all rights and obligations of each Party shall cease, and nothing herein shall relieve any Party from liability for any willful breach of any representation, warranty, covenant or obligation under this Agreement or the SPA or any fraud claim against such Party, in either case, prior to termination of this Agreement. Without limiting the foregoing, and except as provided in Sections 4.3 and 4.4 and this Section 4.2, the Parties’ sole right prior to the Closing with respect to any breach of any representation, warranty, covenant or other agreement contained in this Agreement by another Party or with respect to the transactions contemplated by this Agreement shall be the right, if applicable, to terminate this Agreement pursuant to Section 4.1.

4.3Fees and Expenses. Subject to Section 4.4, all Expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the Party incurring such expenses. As used in this Agreement, “Expenses” shall include all out-of-pocket expenses (including all fees and expenses of counsel, accountants, investment bankers, financial advisors, financing sources, experts and consultants to a Party hereto or any of its Affiliates) incurred by a Party or on its behalf in connection with or related to the authorization, preparation, negotiation, execution or performance of this Agreement or the SPA and all other matters related to the consummation of this Agreement.

4.4Termination Fee. Notwithstanding to the contrary, in the event that there is a termination of this Agreement by YBT pursuant to Section 4.1.4 of the Agreement, XRF shall pay to YBT a termination fee equal to the expenses actually incurred by or on behalf of YBT or any of its Affiliates in connection with the authorization, preparation, negotiation, execution or performance of this Agreement or the transactions contemplated hereby (the “Termination Fee”). The Termination Fee shall be paid by wire transfer of immediately available funds to an account designated in writing by YBT within ten (10) Business Days after

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the notifying Party delivers to the other Party the amount of the Termination Fee, along with reasonable documentation in connection therewith. Notwithstanding anything to the contrary in this Agreement, the Parties expressly acknowledge and agree that, with respect to any termination of this Agreement in circumstances where the Termination Fee is payable, the payment of the Termination Fee shall, in light of the difficulty of accurately determining actual damages, constitute liquidated damages with respect to any claim for damages or any other claim which YBT, XRF or TNF, as the case may be, would otherwise be entitled to assert against the other Party or its Affiliates or any of its assets, or against any of its directors, officers, employees or shareholders with respect to this Agreement and the transactions contemplated hereby and shall constitute the sole and exclusive remedy available to the notifying Party (or Parties), provided, that the foregoing shall not limit the rights of the notifying Party (or Parties) to seek specific performance or other injunctive relief in lieu of terminating this Agreement.

ARTICLE 5

CONFIDENTIALITY AND REQUIRED DISCLOSURE

Each Party hereto agrees with the other that, unless and until the transactions contemplated by this Agreement have been consummated, it and its representatives will hold in strict confidence all data and information obtained with respect to another party thereof from any such disclosing Party’s Affiliate or from any books or records or from personal inspection, of such disclosing party, and shall not use such data or information or disclose the same to others, except: (i) to the extent such data or information is published, is a matter of public knowledge, or is required by law to be published; or (ii) to the extent that such data or information must be used or disclosed in order to consummate the transactions contemplated by this Agreement. In the event of the termination of this Agreement, each Party shall return to the other Party all documents and other materials obtained by it or on its behalf and shall destroy all copies, digests, work papers, abstracts or other materials relating thereto, and each Party will continue to comply with the confidentiality provisions set forth herein.

5.2Securities Laws Disclosure; Publicity.

XRF shall file a Report of Foreign Private Issuer on Form 6-K (“Form 6-K”), including the Transaction Documents as exhibits thereto, with the Commission within the time required by the Exchange Act. From and after the issuance of such Form 6-K, XRF represents to YBT that it shall have publicly disclosed all material, non-public information delivered to YBT by XRF or any of its Affiliates, or any of their respective officers, directors, employees or agents in connection with the transactions contemplated by the Transaction Documents. In addition, effective upon the filing of such Form 6-K, XRF acknowledges and agrees that any and all confidentiality or similar obligations under any agreement, whether written or oral, between XRF, any of its Affiliates or any of their respective officers, directors, agents, or employees on the one hand, and any of YBT or any of their Affiliates on the other hand, shall terminate. XRF and YBT shall consult with each other in issuing any press releases with respect to the transactions contemplated hereby, and neither XRF nor YBT shall issue any such press release nor otherwise make any such public statement without the prior consent of XRF, with respect to any press release of YBT, or without the prior consent of YBT, with respect to any press release of XRF, which consent shall not unreasonably be withheld or delayed, except if such disclosure is required by law, in which case the disclosing party shall promptly provide the other party with prior notice of such public statement or communication.

ARTICLE 6

GOVERNING LAW

6.1Choice of Law.

All matters arising out of or relating to this Agreement and the transactions contemplated hereby (including its interpretation, construction, performance and enforcement) shall be governed by and construed in accordance with the internal laws of the State of New York without giving effect to any choice or conflict of law provision or rule (whether of the State of York or any other jurisdiction) that would cause the application of laws of any jurisdictions other than those of the State of New York.

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6.2Submission to Jurisdiction.

Any action, suit or proceeding seeking to enforce any provision of, or based on any right arising out of, this Agreement may be brought against any of the Parties in any state or federal courts located in New York, New York, and each of the Parties consents to the exclusive jurisdiction of such courts in any such action, suit or proceeding and waives any objection to venue laid therein. Each of the Parties hereto hereby consents to service of process in any such suit, action or proceeding in any manner permitted by the laws of the State of New York and waives and agrees not to assert by way of motion, as a defense or otherwise, in any such action, suit or proceeding any claim that service of process made in accordance with this Agreement does not constitute good and sufficient service of process. EACH PARTY HERETO (INCLUDING ITS AFFILIATES, AGENTS, OFFICERS, DIRECTORS AND EMPLOYEES) HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

ARTICLE 7

RELEASE

7.1XRF’s Release.

Effective as of the Closing and subject to the terms and conditions set forth in the SPA, to the fullest extent permitted by applicable Law, XRF, on behalf of itself and its Affiliates (the “XRF Releasing Persons”), hereby releases and discharges the Investors from and against any and all Actions, obligations, agreements, debts and Liabilities whatsoever, whether known or unknown, both at law and in equity, which such XRF Releasing Person now has, has ever had or may hereafter have against any YBT Shareholder or Purchaser arising on or prior to the Closing Date or on account of or arising out of any matter occurring on or prior to the Closing Date, including any rights to indemnification or reimbursement from any YBT Shareholder or Purchaser, and whether or not relating to claims pending on, or asserted after, the Closing Date. From and after the Closing, each XRF Releasing Person hereby irrevocably covenants to refrain from, directly or indirectly, asserting any Action, or commencing or causing to be commenced, any Action of any kind against the Investors, the Purchasers or their respective Affiliates, based upon any matter purported to be released hereby. Notwithstanding anything herein to the contrary, the releases and restrictions set forth herein shall not apply to any claims a XRF Releasing Person may have against any party pursuant to the terms and conditions of this Agreement or any ancillary document.

7.2TNF’s Release.

Effective as of the Closing and subject to the terms and conditions set forth in the SPA, to the fullest extent permitted by applicable Law, TNF, on behalf of itself and its Affiliates (the “TNF Releasing Persons”), hereby releases and discharges Investors from and against any and all Actions, obligations, agreements, debts and Liabilities whatsoever, whether known or unknown, both at law and in equity, which such TNF Releasing Person now has, has ever had or may hereafter have against any YBT Shareholder arising on or prior to the Closing Date or on account of or arising out of any matter occurring on or prior to the Closing Date, including any rights to indemnification or reimbursement from any YBT Shareholder, and whether or not relating to claims pending on, or asserted after, the Closing Date. From and after the Closing, each TNF Releasing Person hereby irrevocably covenants to refrain from, directly or indirectly, asserting any Action, or commencing or causing to be commenced, any Action of any kind against the Investors, based upon any matter purported to be released hereby. Notwithstanding anything herein to the contrary, the releases and restrictions set forth herein shall not apply to any claims a TNF Releasing Person may have against any party pursuant to the terms and conditions of this Agreement or any ancillary document.

ARTICLE 8

MISCELLANEOUS

8.1Waivers and Amendments.

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Any provision of this Agreement may be amended, waived or modified only upon the written consent of the Parties.

8.2Successors.

Subject to the restrictions on transfer described in Section 8.3 below, the rights and obligations of each of the Parties shall be binding upon and benefit the successors, heirs, administrators and transferees of the Parties.

8.3Assignment.

Neither this Agreement nor any of the rights, interests or obligations hereunder may be assigned or transferred, by operation of law or otherwise, in whole or in part, by XRF without the prior written consent of TNF, and Investors. TNF and Investors shall only be entitled (upon prior written notice to XRF) to assign or transfer any of its rights and obligations hereunder (whether in whole or in part) to an Affiliate of TNF or Investors (as applicable). Except as otherwise provided herein, the terms and conditions of this Agreement shall inure the benefit and binding effect upon the respective successors of the Parties. Nothing in this Agreement, express or implied, is intended to confer upon any party other than the Parties hereto or their respective successors any rights, remedies, obligations or liabilities under or by reason of this Agreement, except as expressly provided in this Agreement.

8.4	Notices.
8.4.1

Any notice, designation, communication, request, demand or other document, required or permitted to be given or sent or delivered hereunder to any Party hereto shall be in writing and shall be sufficiently given or sent or delivered if it is:

(i) delivered via courier to such Party; or

(ii) sent to the Party entitled to receive it by mail, postage prepaid; or

(iii) delivered via email to such Party.

8.4.2	Notices shall be sent to the following addresses:

XRF

Attn: Kevin Chen

China Rapid Finance Limited

No. 658 Jin Zhong Road
Changning District
Shanghai, PRC
35921931@qq.com

With a copy (for informational purposes only) to XRF’s Counsel:
Attn: James Chapman
Rimon Law Firm
800 Oak Grove Avenue, Suite 250
Menlo Park, CA 94025
Email: james.chapman@rimonlaw.com

YBT and YBT Shareholders
Attn: Yilin Wang
Yong Bao Two Ltd.
Gui’an Digital Economy Industrial Park, No. 3 Building
10th Floor, Room 4, University Town

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Gui’an New District, Guizhou, PRC
dhsw@qq.com

With a copy (for informational purposes only) to YBT’s Counsel:
Hunter Taubman Fischer & Li LLC
1450 Broadway, 26th Floor
New York, NY 10018
Attn: Joan Wu, Esq.
Telephone: 212 530 2208
Facsimile: 212 202 6380
Email: jwu@htflawyers.com

Purchasers
The respective address of each Purchaser as set forth on the signature pages hereto

TNF
Attn: Michael Jaliman
True North Financial, LLC
19 Barton Hollow Rd
Flemington, NJ 08822
MJaliman@TNACapital.com

Or to such other address as the Party entitled to or receiving such notice, designation, communication, request, demand or other document shall, by a notice given in accordance with this Section 8.4.2, have communicated to the Party giving or sending or delivering such notice, designation, communication, request, demand or other document.

If delivered as aforesaid, be deemed to have been given, sent, delivered and received on the date of delivery; and

If sent by mail as aforesaid, be deemed to have been given, sent, delivered and received on the fifth (5th) Business Day following the date of mailing.

8.5Expenses.

Save as otherwise expressly provided in this Agreement, each Party shall be responsible for its own costs and expenses incurred in connection with this Agreement and the other Transaction Documents.

8.6Severability of Agreement.

If any provision of this Agreement is judicially determined to be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions of this Agreement shall not in any way be affected or impaired thereby.

8.7Counterparts.

This Agreement is executed in the English language. This Agreement may be executed and delivered by facsimile or other electronic signature and in any number of counterparts, each of which shall be an original, but all of which together shall be deemed to constitute one instrument.

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(Signature pages follows)

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IN WITNESS WHEREOF, the Parties have caused this Agreement to be duly executed and delivered by their proper and duly authorized officers as of the date and year first written above.

CHINA RAPID FINANCE LIMITED	By: ______________ Name: Title:

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IN WITNESS WHEREOF, the Parties have caused this Agreement to be duly executed and delivered by their proper and duly authorized officers as of the date and year first written above.

YONG BAO TWO LTD.	By: ______________ Name: Title:

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IN WITNESS WHEREOF, the Parties have caused this Agreement to be duly executed and delivered by their proper and duly authorized officers as of the date and year first written above.

YONG BAO TWO LTD. SHAREHOLDER	By: ______________ Name:

IN WITNESS WHEREOF, the Parties have caused this Agreement to be duly executed and delivered by their proper and duly authorized officers as of the date and year first written above.

PURCHASER	By: ______________ Name:

IN WITNESS WHEREOF the parties hereto have executed or caused this Agreement to be executed as of the date above written.

TRUE NORTH FINANCIAL, LLC. By: ______________ Name: Title: